CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

SERVICES AGREEMENT

Jefferson National Life Insurance Company (“Insurance Company”), Calvert Investment Administrative Services, Inc. (“CIAS”) and Calvert Investment Services, Inc. (“CIS” and CIS, together with CIAS, the “Calvert Service Providers”, and the Calvert Service Providers, together with Insurance Company, the “Parties”) mutually agree to the arrangements set forth in this Services Agreement (the “Agreement”) dated as of May 1, 2014. Capitalized terms used and not defined in this Agreement have the meaning assigned thereto in the Participation Agreement (as defined below).

WHEREAS, CIAS provides certain administrative services to (i) Calvert Variable Series, Inc. (“CVS”) pursuant to an Administrative Services Agreement with CVS dated March 1, 1999 and (ii) Calvert Variable Products, Inc. (“CVP”, and CVP together with CVS, the “Funds” and, each individually, a “Fund”) pursuant to an Administrative Services Agreement with CVP dated December 12, 2008 (each such agreement, a “Calvert Administrative Services Agreement”) pursuant to which it has agreed to provide, or arrange to provide, certain administrative services, including such services as may be requested by each Fund’s Board of Directors from time to time; and

WHEREAS, CIS provides certain shareholder services to (i) CVS pursuant to a Servicing Agreement with CVS dated October 31, 2000 and (ii) CVP pursuant to a Servicing Agreement with CVP dated December 12, 2008 (each such agreement, a “Calvert Shareholder Services Agreement” and, each Calvert Shareholder Services Agreement together with each Calvert Administrative Services Agreement, the “Calvert Services Agreements”) pursuant to which it has agreed to provide, or arrange to provide, certain shareholder services, including such services as may be requested by each Fund’s Board of Directors from time to time; and

WHEREAS, Insurance Company issues Contracts; and

WHEREAS, Insurance Company has entered into a participation agreement, dated May 1, 2014 (the “Participation Agreement”), with each Fund, pursuant to which each Fund has agreed to make shares of certain of its Portfolios available for purchase by one or more of Insurance Company’s Separate Accounts or divisions thereof, in connection with the allocation by Contractholders of purchase payments to corresponding investment options offered under the Contracts; and

WHEREAS, Insurance Company and the Calvert Service Providers expect that each Fund, and its Portfolios, can derive substantial savings by virtue of having one or more Separate Accounts of Insurance Company each as a single shareholder of record of Shares, rather than having numerous shareholders of such Shares; and

WHEREAS, Insurance Company and the Calvert Service Providers expect that each Fund, and its Portfolios, can derive such substantial savings because Insurance Company performs the administrative and shareholder services listed on Schedule A hereto for each Fund in connection with the Contracts issued by Insurance Company; and

WHEREAS, Insurance Company has no contractual or other legal obligation to perform such administrative or shareholder services, other than pursuant to this Agreement and the Participation Agreement; and

WHEREAS, the Calvert Service Providers desire to retain the administrative and shareholder services of Insurance Company and to compensate Insurance Company for providing such administrative and shareholder services;

NOW, THEREFORE, the Parties agree as follows:

Section 1. Administrative and Shareholder Services; Payments Therefor

(a) Insurance Company shall provide the administrative and shareholder services set out in Schedule A hereto and made a part hereof, as the same may be amended from time to time. For such services, Calvert Service Providers agree to pay to Insurance Company a combined aggregate fee (the “Fee”) computed daily and paid monthly in arrears, equal to the following percent of the daily net asset value of Shares held in each Fund’s subaccount of the Separate Accounts, attributable to the Contracts issued by Insurance Company at the following annual rates:

Annual Rate	Total Average Net Assets of:
[**]%	Calvert VP SRI Balanced Portfolio

Starting with monthly payments made for periods after May 1, 2015, Calvert Service Providers shall pay to Insurance Company an amount equal to the greater of (a) the Fee or (b) $[**]. The minimum will apply only if Monument Advisor net sales were equal to or greater than $[**]million in the previous year.

(b) Insurance Company shall calculate the fee each month and shall deliver an invoice to the Calvert Service Providers showing such calculation in reasonably sufficient detail to enable the Calvert Service Providers to evaluate the accuracy of the calculation.

Within 30 days after receipt of such invoice, Calvert Service Providers shall either (i) remit payment in full to Insurance Company or (ii) deliver notice to Insurance Company that the invoice contains an error. Payment shall be made by check or wire transfer pursuant to written instructions received from Insurance Company. Any invoiced amount that is being disputed in good faith by the Calvert Service Providers shall not be payable until such dispute is resolved.

(c) Insurance Company shall send all invoices to the following address or to such other address as may be provided in writing by Calvert Service Providers:

Name:	Tracy D. Schneider

Title:	Financial Liaison Administrator

Firm:	CIAS/CIS

Address:	4550 Montgomery Avenue
Suite 1000N
Bethesda, MD 20814

Phone:	1-301-657-7060

Fax:	1-301-654-2588

E-mail:	tracy.schneider@calvert.com

(d) From time to time, the Parties shall review the Fee to determine whether it exceeds or is reasonably expected to exceed the incurred and anticipated costs, over time, of Insurance Company. The Parties agree to negotiate in good faith a reduction to the Fee as necessary to eliminate any such excess or as necessary to reflect a reduction in the fee paid by a Fund to the Calvert Service Providers pursuant to the Calvert Services Agreements.

(e) In the event a Party other than Insurance Company elects to liquidate a Fund or close a Fund to new money for reasons other than fund merger or capacity restrictions and the timing does not align with Insurance Company normal prospectus updating, Insurance Company shall be paid $10,000 in advance of the date of such liquidation or closing to offset its administrative expenses in taking this action.

Section 2. Nature of Payments

The Parties to this Agreement recognize and agree that the Calvert Service Providers’ payments to Insurance Company relate to administrative and shareholder services only and do not constitute payment in any manner for investment advisory services or for costs of distribution of Contracts or Shares, and are not otherwise related to investment advisory or distribution services or expenses. Insurance Company represents and warrants that the fees to be paid by the Calvert Service Providers for services to be rendered by Insurance Company pursuant to the terms of this Agreement are to compensate the Insurance Company for providing administrative and shareholder services to the Funds, and are not designed to reimburse or compensate Insurance Company for providing administrative and shareholder services with respect to the Contracts or any Separate Account.

Section 3. Term and Termination

Any Party may terminate this Agreement, without penalty, on 60 days’ written notice to the other Parties. Unless so terminated, this Agreement shall continue in effect for so long as the Calvert Service Providers (or their successors in interest), or any affiliate thereof, continues to perform in a similar capacity for a Fund, and for so long as Insurance Company provides the services contemplated hereunder with respect to Contracts under which values or monies are allocated to a Portfolio. In any event, Insurance Company shall be entitled to receive the fees described in paragraph 1(e) above for so long as it provides the services described herein.

Section 4. Amendment

This Agreement may only be amended upon mutual agreement of the Parties in writing.

Section 5. Notices

Except as otherwise provided herein, each notice, request, demand or other communication (a “Notice”) required by this Agreement shall be given in writing and delivered personally, or by a nationally recognized overnight courier, or mailed by certified mail to the other Party at the following address or such other address as each Party may give notice to the other:

Jefferson National Life Insurance Company

10350 Ormsby Park Place

Louisville, KY 40223

Attention: General Counsel

CIAS/CIS

4550 Montgomery Avenue Suite 1000N

Bethesda, MD 20814 Facsimile: 301/654-7820 Attention: Dave Mazza

with a copy to:

CIAS/CIS

4550 Montgomery Avenue

Suite 1000N

Bethesda, MD 20814

Facsimile: 301/657-7014

Attention: Office of General Counsel

A Notice given pursuant to this Section 5 shall be deemed given immediately when delivered personally or via a confirmed facsimile to the numbers above, on the next Business Day when delivered by recognized overnight courier, and three (3) Business Days after the date of a certified mailing.

Section 6. Miscellaneous

(a) Successors and Assigns. This Agreement shall be binding upon the Parties and their transferees, successors and assigns. The benefits of and the right to enforce this Agreement shall accrue to the Parties and their transferees, successors and assigns.

(b) Assignment., Delegation. Neither this Agreement nor any of the rights, obligations or liabilities of any Party hereto shall be assigned without the written consent of the other Parties, which shall not be unreasonably withheld. Insurance Company is liable for the performance or non-performance of the services described on Schedule A and its other obligations under this Agreement regardless of any delegation of the performance thereof to an agent or other third party, and Insurance Company will not delegate the performance thereof to any third party without the prior written consent of the Calvert Service Providers, which shall not be unreasonably withheld.

(c) Representations. Insurance Company represents and warrants that in performing the services and receiving the compensation described in this Agreement it will comply with all applicable laws, rules and regulations.

(d) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument.

(e) Applicable Law. This Agreement shall be interpreted, construed, and enforced in accordance with the laws of the State of New York without reference to the conflict of law principles thereof

(f) Severability. If any portion of this Agreement shall be found to be invalid or unenforceable by a court or tribunal or regulatory agency of competent jurisdiction, the remainder shall not be affected thereby, but shall have the same force and effect as if the invalid or unenforceable portion had not been inserted.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date of first above written.

Jefferson National Life Insurance Company

By:	/s/ Craig Hawley
Title:	General Counsel

CALVERT INVESTMENT ADMINISTRATIVE SERVICES, INC.

BY:	[illegible]
Title:	Senior Vice President

CALVERT INVESTMENT SERVICES, INC.

By:	/s/ illegible
Title:

SCHEDULE A

ADMINISTRATIVE SERVICES AND SHAREHOLDER SERVICES FOR

CALVERT SERVICE PROVIDERS

Insurance Company shall provide certain administrative services respecting the operations of each Fund, as set forth below. This Schedule, which may be amended from time to time as mutually agreed upon by Insurance Company and Calvert Service Providers, constitutes an integral part of the Agreement to which it is attached. Capitalized terms used herein shall, unless otherwise noted, have the same meaning as the defined terms in the Agreement to which this Schedule relates.

Maintenance of Books and Records

•

Maintain master accounts with each Fund, on behalf of each Portfolio thereof, which accounts shall bear the name of Insurance Company as the record owner of Portfolio shares on behalf of each Separate Account investing in the Portfolio.

•

Maintain a daily journal setting out the number of shares of each Portfolio purchased, redeemed or exchanged on behalf of Contract owners each day, as well as the net purchase or redemption orders for Portfolio shares submitted each day, to assist Calvert Service Providers, each Fund and/or each Fund’s transfer agent in tracking and recording Portfolio share transactions, and to facilitate the computation of each Portfolio’s net asset value per share.

•

Promptly provide Calvert Service Providers, each Fund, and each Fund’s transfer agent with a copy of such journal entries or information appearing thereon in such format as may be reasonably requested from time to time.

•	Reconcile and balance the separate accounts at the Fund level in the general ledger, at various banks within systems interface.

Communication with each Fund

•	Purchase Orders

Determination of net amount available for investment by each Fund

Deposit of receipts at each Fund’s custodian (generally by wire transfer)

-	Notification to the custodian of the estimated amount required to pay dividend or distribution

•	Redemption orders

Determination of net amount required for redemptions by each Fund

Notification to the custodian and Fund of cash required to meet payments

-	Cost of share redemption

•	Daily pricing

Processing Distributions from each Fund

•	Process ordinary dividends and capital gains

•	Transmit net purchase payments to each Fund’s custodian

•	Reinvest each Fund’s distributions

Accounting Services

•

Perform miscellaneous accounting services as may be reasonably requested from time to time by Calvert Service Providers, which relate to the business contemplated by the Participation Agreement between Insurance Company and each Fund, as amended from time to time, including but not limited to periodic reconciliation and balancing of Insurance Company’s books and records with those of each Fund with respect to such matters as cash accounts, Portfolio share purchase and redemption orders placed with each Fund, dividend and distribution payments by each Fund, and such other accounting matters that may arise from time to time in connection with the operations of each Fund as related to the business contemplated by the Participation Agreement.

Report

•	Periodic information reporting to each Fund’sl3oard of Directors

•

Provide Calvert Service Providers with such assistance as Calvert Service Providers may reasonably request so that Calvert Service Providers can report such information to each Fund’s Board in a timely manner. Insurance Company acknowledges that such information and assistance shall be in addition to the information and assistance required of Insurance Company pursuant to each Fund’s mixed and shared funding SEC exemptive order, described in the Participation Agreement.

•

Provide Calvert Service Providers with such assistance as Calvert Service Providers may reasonably request with respect to the preparation and submission of reports and other documents pertaining to each Fund to appropriate regulatory bodies and third party reporting services.

Fund-related Contractowner Services

•

Provide telephonic support for Contract owners, including, without limitation, information about each Fund and each Portfolio thereof (not including information about performance or related to sales), communicating with Contract owners about Fund (and Separate Account) performance, and assisting with proxy solicitations, specifically with respect to soliciting voting instructions from Contract owners.

•

Print and distribute, in a timely manner, prospectuses, statements of additional information, supplements thereto, periodic reports, proxy materials, up to one per year, and any other materials of each Fund required by law or otherwise to be given to its shareholders, including, without limitation, Contract owners investing in Portfolio shares.

Other Administrative Support

•	Providing other administrative support for each Fund as mutually agreed between the Company and each Fund

•	Relieving each Fund of other usual or incidental administrative services provided to individual contractowners

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH NOT MATERIAL AND WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

AMENDMENT TO SERVICES AGREEMENT

This Amendment to the Services Agreement dated May 1, 2014, between Jefferson National Life Insurance Company (“Insurance Company”), Calvert Investment Administrative Services, Inc. (“CIAS”) and Calvert Investment Services, Inc. (“CIS”) is effective as of January 1, 2015. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

WHEREAS, the parties entered into a Participation Agreement and this Services Agreement (“Agreement”) to make Portfolio Shares of the Funds available for purchase by one or more of Insurance Company’s Separate Accounts, and to provide for certain administrative and shareholder services thereto, respectively; and

WHEREAS, the parties now desire to make Portfolio Shares of the Funds available for purchase by one or more Separate Accounts of Jefferson National Life Insurance Company of New York, a newly formed, wholly-owned subsidiary of Insurance Company, under the same terms as set forth in the Participation Agreement and this Agreement; and

WHEREAS, in accordance with Section 4 of the Agreement, the parties desire to amend the Agreement asset forth below.

NOW, THEREFORE, in consideration of the mutual provisions contained herein, the Parties agree as follows:

1.

Jefferson National Life Insurance Company of New York is hereby added as a party to the Agreement and, together with Jefferson National Life Insurance Company, shall be defined as “Insurance Company” as that term is used in the Agreement.

2.	The following provisions of Section 1 are deleted in their entirety and replaced by the following:

(a)

Insurance Company shall provide the administrative and shareholder services set out in Schedule A hereto and made part hereof, as the same may be amended from time to time. For such services, Calvert Service Providers agree to pay to Insurance Company a combined aggregate fee (the “Fee”) computed daily and paid monthly in arrears, equal to the following percent of the daily net asset value of Shares held in each Fund’s subaccount of the Separate Accounts, attributable to Contracts issued by the Insurance Company at the following annual rates:

Annual Rate	Total Average Net Assets
[**]%	Calvert VP SRI Balanced Portfolio

(e) In the event a Party other than Insurance Company elects to liquidate a Fund or close a Fund to new money for reasons other than fund merger or capacity restrictions and the timing does not align with Insurance Company normal prospectus updating, Insurance Company shall be paid a single, one-time sum of $[**] in advance of the date of each such liquidation or closing to offset its administrative expenses in taking this action.

3.	Section 5 is hereby revised to include the following contact information for sending notice to Jefferson National Life Insurance Company of New York:

Jefferson National Life Insurance Company of New York

10350 Ormsby Park Place

Louisville, KY 40223

Attn: General Counsel

Tel: 502.587.3809

Fax: 866.667.0563

4.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed effective as of the day and year first above written,

JEFFERSON NATIONAL LIFE INSURANCE COMPANY		JEFFERSON NATIONAL LIFE INSURANCE COMPANY OF NEW YORK

By:	/s/ Craig Hawley	By:	/s/ Craig Hawley
Name:	Craig Hawley	Name:	Craig Hawley
Title:	General Counsel & Secretary	Title:	General Counsel & Secretary
Date:	12-8-14	Date:	12/8/14

CALVERT INVESTMENT ADMININSTRATIVE SERVICES, INC.		CALVERT INVESTMENT SERVICES, INC.

By:	/s/ illegible	By:	/s/ illegible
Name:	William M	Name:	illegible
Title:	General Counsel & Secretary	Title:	General Counsel & Secretary
Date:	12-9-14	Date:	12-9-14